Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix announces fourth quarter 2026 dividend
LAKELAND, Fla., Oct. 1, 2026 — The Publix board of directors has declared a quarterly dividend of 11.6 cents per share on its common stock.
The dividend will be paid on Nov. 2, 2026, either through direct deposit or mailed as a check to stockholders of record as of the close of business on Oct. 15, 2026.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,443 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 29 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###